Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-86004) pertaining to the 1995 Stock and Incentive Plan as amended effective December 12, 2000,

(2)	Registration Statement (Form S-8 No. 333-115365) pertaining to the 1995 Stock and Incentive Plan as amended effective December 12, 2000 and as further amended effective July 24, 2002,

(3)	Registration Statement (Form S-8 No. 333-119609) pertaining to the Covanta Holding Corporation (formerly Danielson Holding Corporation) Equity Award Plan for Employees and Officers and the Covanta Holding Corporation Equity Award Plan for Directors of Covanta Holding Corporation,

(4)	Registration Statement (Form S-8 No. 333-130046) pertaining to the registration of an additional 2,000,000 shares of common stock as a result of an increase in the number of shares of common stock issuable under the Covanta Holding Corporation Equity Award Plan for Employees and Officers,

(5)	Registration Statement (Form S-8 No. 333-150705) pertaining to the registration of an additional 6,300,000 shares of common stock as a result of an increase in the number of shares of common stock issuable under the Covanta Holding Corporation Equity Award Plan for Employees and Officers and the Covanta Holding Corporation Equity Award Plan for Directors of Covanta Holding Corporation,

(6)	Registration Statement (Form S-3 No. 333-158409) pertaining to the registration of common stock, preferred stock, warrants, and debt securities of our reports dated February 22, 2010, with respect to the consolidated financial statements and schedule of Covanta Holding Corporation, and the effectiveness of internal control over financial reporting of Covanta Holding Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/  Ernst & Young LLP

MetroPark, New Jersey
February 22, 2010

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